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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  October 28, 1997


        Katz Media Group, Inc.                       Katz Media Corporation
        -----------------------                      ----------------------
      (Exact Name of Registrant as                (Exact Name of Registrant as
         Specified in Charter)                       Specified in Charter)

                1-13674                                     0-24214
                -------                                     -------
         (Commission File No.)                       (Commission File No.)

               13-3779269                                  13-3779266
               ----------                                  ----------
             (IRS Employer                               (IRS Employer
          Identification No.)                         Identification No.)

                Delaware                                    Delaware
                --------                                    --------
      (State or Other Jurisdiction                (State or Other Jurisdiction
           of Incorporation)                           of Incorporation)


                              125 West 55th Street
                               New York, NY 10019
                             (Address of Principal
                               Executive Offices)


                                 (212) 424-6000
                            (Registrant's telephone
                          number, including area code)
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT


                 On October 28, 1997, Morris Acquisition Corporation ("Morris"), a Delaware corporation and indirect, wholly-owned subsidiary of Chancellor Media Corporation, a Delaware corporation ("Chancellor Media") was merged (the "Parent Merger") with and into Katz Media Group, Inc., a Delaware corporation ("KMG"), pursuant to a Merger Agreement by and among Morris, KMG, Evergreen Media Corporation and Chancellor Broadcasting Company, dated July 14, 1997 (the "Merger Agreement"), with KMG surviving the Parent Merger. The Parent Merger occurred subsequent to the completion of a tender offer (the "Offer") by Morris for any and all outstanding shares of common stock, par value $.01 per share (the "Shares") of KMG at a cash price of $11.00 per Share, which offer expired on October 24, 1997. Shares were accepted for payment in the Offer on October 27, 1997. Pursuant to the Offer, a total of 13,449,085 Shares were tendered to and purchased by Morris, representing approximately 99% of the outstanding Shares. Following consummation of the Offer, the Parent Merger was effected as a "short-form" merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. As a result of the Parent Merger, KMG became a wholly-owned subsidiary of Chancellor Mezzanine Holdings Corporation ("CMHC"), a Delaware corporation and direct, wholly-owned subsidiary of Chancellor Media.

                 Morris obtained the funds necessary to acquire the Shares from a capital contribution made to Morris by CMHC. CMHC obtained the funds necessary to make this capital contribution from a distribution made to CMHC by Chancellor Media Corporation of Los Angeles ("CMCLA"), a Delaware corporation and wholly-owned subsidiary of CMHC. CMCLA obtained the funds necessary to make this distribution through borrowings under its Senior Credit Facility, dated April 25, 1997, as amended, among CMCLA and the banks and other financial institutions named therein (the "Senior Credit Facility"). The Senior Credit Facility (including the identity of the lenders and financial institutions) is described in the Tender Offer Statement on Schedule 14D-1, dated July 18, 1997, of Chancellor Broadcasting Company, Evergreen Media Corporation and Morris, and has previously been filed as Exhibit 4.10 to the Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997 with the Securities and Exchange Commission by Chancellor Media (which, at that time, was named Evergreen Media Corporation).

                 In accordance with the terms of the Merger Agreement, eight members of the Board of Directors of KMG -- James E. Beloyianis, Stuart O. Olds, David M. Wittels, Michael J. Connelly, Thompson Dean, Steven J. Gilbert, Thomas J. Barry and Robert Marbut -- resigned, and Scott K. Ginsburg, James E. de Castro, Matthew E. Devine and Kenneth J. O'Keefe were elected to fill vacancies on the Board of Directors of KMG.

                 Prior to consummation of the Offer, KMG was controlled by DLJ Merchant Banking Partners, L.P. and certain of its affiliates, which held in the aggregate approximately 6,666,668 Shares, or approximately 49% of the outstanding Shares. All of such Shares were tendered in, and purchased by Morris pursuant to, the Offer.

                 Other than a pledge made in connection with the Senior Credit Facility described above, there are no arrangements, including any pledge of securities of KMG or entities that control KMG, the operation of which may at a subsequent date result in a change of control of KMG.

                 Subsequent to the Parent Merger, on October 28, 1997, Katz Media Corporation ("KMC"), a Delaware corporation and wholly-owned subsidiary of KMG, was merged (the "Subsidiary Merger") with and into CMCLA, with CMCLA surviving the Subsidiary Merger. In connection with the Subsidiary Merger, each outstanding share of common stock of KMC was converted into 0.4 shares of common stock of CMCLA, with the result that 40 shares of common stock of CMCLA were issued to KMG in the Subsidiary Merger. In connection with the Subsidiary Merger, CMCLA refinanced all borrowings under KMC's previous senior loan agreement with borrowings under the Senior Credit Facility, and assumed the obligations under KMC's $100 million aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2007 (the "KMC Notes"). Prior to the
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completion of the Subsidiary Merger, the indenture (the "Indenture") governing the KMC Notes had been amended and restated in order to facilitate the Subsidiary Merger and to conform certain covenants and definitions in the Indenture with certain covenants applicable to CMCLA under its other outstanding high yield debt securities. Holders of 100% aggregate principal amount of the KMC Notes granted their consent to the amendment and restatement of the Indenture.
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                                   SIGNATURES


                 Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Katz  Media Group, Inc.                        Chancellor Media Corporation of
                                               Los Angeles, as successor by
                                               merger to Katz Media Corporation

By:  /s/ RICHARD E. VENDIG                     By:  /s/ MATTHEW E. DEVINE
     ---------------------                          ---------------------
     Richard E. Vendig                              Matthew E. Devine
     Senior Vice President, Chief                   Senior Vice President
     Financial and Administrative Officer,          and Chief Financial
     Treasurer                                      Officer




Date:    November 12, 1997